Exhibit 99.1

Metaverse Pioneer Infinite Reality, Inc.

to Acquire Entertainment Conglomerate ReKTGlobal

In Landmark Half Billion Dollar Transaction

New York and Los Angeles - (April 12, 2022) – Infinite Realty, Inc. (iR), the Metaverse innovation and entertainment company born out of the powerful merger of social ecommerce platform Display Social, leading entertainment production company Thunder Studios, and innovative Metaverse builder Infinite Metaverse, announced today that they have entered into a definitive merger agreement to acquire esports and entertainment conglomerate ReKTGlobal, Inc., in a $470 million all-stock deal, based on an equity valuation for iR of $2 billion, for a combined post-close valuation of $2.47 billion. Completion of the transaction is subject to customary closing conditions, including ReKTGlobal shareholder approval, as well as regulatory and other approvals.

Founded in 2017 by industry veterans Dave Bialek and Amish Shah, ReKTGlobal has focused on helping endemic and non-endemic brands authentically activate within the gaming and esports industries. With its proven and experienced leadership team, ReKTGlobal is uniquely positioned to help brands engage the esports and creator markets through services including content creation, paid media, marketing, influencer activation, fan relationship building and monetization, and more. This acquisition aims to consolidate ReKT’s entertainment and esports business into Infinite Reality’s already impressive offering of creative tools covering social, gaming, virtual and remote production, NFT minting, content, and Metaverse creation.

As part of the deal, Infinite Reality will integrate ReKT’s four key business divisions, which include esports franchises, marketing and partnership services, talent management, and technology products. Infinite Reality’s comprehensive vision is bolstered by ReKt’s previous acquisitions of content creation and marketing company Greenlit Content; renowned digital media agency Fearless Media; fan engagement and monetization platform FullCube, and digital talent management company TalentX Entertainment. Additionally, ReKTGlobal stands at the forefront of competitive global esports, thanks to its ownership of League of Legends LEC champions Team Rogue and Call of Duty League’s London Royal Ravens. ReKTGlobal currently has offices in New York, Los Angeles, Las Vegas, Charlotte, London, and Berlin. Investors in ReKTGlobal include the band Imagine Dragons, Nick Gross, son of billionaire investor Bill Gross, DJ Steve Aoki, and Summit Partners, to name a few.

“This acquisition is another step in our journey towards becoming the leading Metaverse Entertainment company in the world,” said Infinite Reality CEO John Acunto. “The synergies across our combined business units from content creation to Web3 entertainment to APIs and more are awe inspiring. We look forward to working with ReKTGlobal’s senior leadership to integrate our valuable combined assets and accelerate Infinite Reality’s growth.”

“We are extremely excited to announce this acquisition to all of our investors, employees, and clients, as well as all Rogue and Royal Raven fans around the world,” said Amish Shah, ReKTGlobal Founder and Chairman. “Our journey does not end today. We are beginning the next chapter in our evolution into the Metaverse. The explosive combination of our shared collective assets together creates a dominant, unstoppable force in the marketplace.”

By integrating the two companies' robust assets, Infinite Reality further establishes its place at the forefront of creator empowerment and Metaverse opportunities.

“We believe that the future of business, entertainment, socializing, and learning will be conducted in digital environments and that iR is the company that will bring it all to life,” said ReKTGlobal co-founder and CEO Dave Bialek. “We will employ the incredible 150,000 square foot production facilities at Thunder Studios to create the digital twins of our gaming and creator brands, as well as the many businesses, municipalities, and brands who also wish to take the transformative step. With many thanks to John Acunto and Rodric David and the many brilliant and creative minds at iR who recognized the synergies between our companies and quickly and innovatively snapped the pieces together.”

Infinite Reality previously announced it entered into a definitive merger agreement with NYSE-listed Universal Security Instruments, Inc. (NYSE: UUU) and secured a Standby Equity Purchase Agreement with Yorkville Advisors Global, LP for up to $200 million upon completion of the merger with Universal Security Instruments. Completion of the announced merger with Universal Security Instruments remains subject to approval by shareholders of both Infinite Reality and Universal, as well as clearance by the Securities and Exchange Commission and NYSE stock exchange listing.

Cowen is serving as exclusive financial advisor to ReKTGlobal and O’Melveny is serving as legal counsel to ReKTGlobal.

Forward Looking Statements

This communication contains “forward-looking statements.” Forward- looking statements are generally identified by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. Infinite Reality has based these forward-looking statements largely on their then-current expectations about future events as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond each of Infinite Reality’s control. Events could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with the ability to obtain the shareholder approval required to consummate the proposed transactions and the timing of the closing of the proposed transaction; (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the proposed transactions; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the proposed transactions, (iv) statements regarding future events, actions or performance. Accordingly, forward-looking statements are not guarantees and you should not rely upon forward-looking statements as predictions of future events. Infinite Reality cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. Except as required by applicable law or regulation, Infinite Reality undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of an unanticipated event.

This Communication is Not a Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in connection with the proposed merger shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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About Infinite Reality, Inc.

Infinite Reality is fostering a revolution of data, commerce, online authenticity, and digital transparency. Our vision of an open Metaverse makes each brand, creator, and fan the master of their own internet experience, their own data, the ways in which they distribute content and sell products, and the ways in which they interact with one another. iR provides the tools and services that companies and creators need to develop compelling open Metaverse experiences. Our Metaverse Empowerment Group advises, manages, designs, and oversees these custom features leveraging our expert internal and creator community resources. iR’s Entertainment division, anchored by Thunder Studios, provides production, broadcasting, and streaming services to the world’s best talent, brands, and creators. Infinite Reality has all of the resources to seamlessly create and broadcast content into and from the Metaverse. For more information visit ir.xyz.

About ReKTGlobal

ReKTGlobal is at the forefront of what matters most to Gen Z audiences. It is a cutting-edge digital entertainment organization that helps connect brands with what’s now and what’s next, from traditional sports and esports to social media, music, and more. ReKT is the parent company to digitally-native brands including championship esports organizations Rogue and the London Royal Ravens, content creator collectives SwayLA and MADGMR, and the creator economy/NIL monetization app, Fullcube. ReKT is also home to the esports industry’s most robust media and marketing agency business, consulting brands, properties, and influencers. For more information visit rektglobal.com.

Media Contact:
press@theinfinitereality.com